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                     September 3, 2020

       Edward Codispoti
       Chief Financial Officer
       NV5 Global, Inc.
       200 South Park Road, Suite 350
       Hollywood, Florida 33021

                                                        Re: NV5 Global, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 28, 2019
                                                            Filed February 26,
2020
                                                            File No. 001-35849

       Dear Mr. Codispoti:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services